Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entities

Subsidiaries:	Place of Incorporation
Jingdong Technology Group Corporation	Cayman Islands
JINGDONG Property, Inc.	Cayman Islands
JD Logistics, Inc.	Cayman Islands
JD Property Holding Limited	Cayman Islands
JD Assets Holding Limited	Cayman Islands
JD Health International Inc.	Cayman Islands
JINGDONG Industrials, Inc.	Cayman Islands
Dada Nexus Limited	Cayman Islands
JD.com Investment Limited	British Virgin Islands
JD Asia Development Limited	British Virgin Islands
JD Jiankang Limited	British Virgin Islands
JD Industrial Technology Limited	British Virgin Islands
JD Sunflower Investment Limited	British Virgin Islands
Windcreek Limited	British Virgin Islands
JD Logistics Holding Limited	Hong Kong
Jingdong E-Commerce (Trade) Hong Kong Co., Ltd.	Hong Kong
JD.com International Limited	Hong Kong
Beijing Jingdong Century Trade Co., Ltd.	PRC
Jiangsu Jingdong Information Technology Co., Ltd.	PRC
Chongqing Jingdong Haijia E-commerce Co., Ltd.	PRC
Beijing Jingdong Shangke Information Technology Co., Ltd.	PRC
Jiangsu Xinchuan Hailian Supply Chain Management Co., Ltd.	PRC
Shanghai Shengdayuan Information Technology Co., Ltd.	PRC
Suqian Hanbang Investment Management Co., Ltd.	PRC
Beijing Wodong Tianjun Information Technology Co., Ltd.	PRC
Jingdong Logistics Supply Chain Co., Ltd.	PRC
Jiangsu Huiji Space Technology Co., Ltd.	PRC

Consolidated variable interest entities and their subsidiaries:
Beijing Jingdong 360 Degree E-commerce Co., Ltd.	PRC
Jiangsu Yuanzhou E-commerce Co., Ltd.	PRC
Jiangsu Jingdong Bangneng Investment Management Co., Ltd.	PRC
Suqian Hanyu Technology Co., Ltd.	PRC
Xi’an Jingdong Xincheng Information Technology Co., Ltd.	PRC
Suqian Juhe Digital Enterprise Management Co., Ltd.	PRC
Beijing Jingbangda Trade Co., Ltd.	PRC